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                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT
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               NAME                               JURISDICTION
               ----                               ------------

Boston Acoustics Export Sales Corp.            U.S. Virgin Islands
Boston Acoustics Securities Corp.                 Massachusetts
BA Acquisition Corp.                              Massachusetts